NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
WEDNESDAY, NOV. 16, 2005

GROUP 1 AUTOMOTIVE ANNOUNCES STRATEGIC ALLIANCE
WITH AMERICAN AUTO EXCHANGE

HOUSTON, Nov. 16, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it has signed an agreement with American Auto Exchange, Inc. (“Auto Exchange”) to install Auto Exchange’s pre-owned inventory management software in Group 1’s dealerships. This specialized software allows automotive dealerships to identify vehicle sales trends, conduct local market analyses and perform current market appraisals.

“The Auto Exchange software gives us the ability to manage our used vehicle inventory on a real-time basis,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We are convinced that with rapidly changing market demands, this product will enable us to have the right products, at the right price, on the front line at our dealerships. We pilot tested Auto Exchange in our West Central Region for the past year with impressive results.”

The nationwide roll-out began this week with the full support of the company’s recently announced regional vice presidents. In early December, all of Group 1’s general managers will receive a full overview of the product. The company expects the Auto Exchange software to be installed in the majority of its dealerships by the end of the first quarter of 2006.

“This project represents a significant first step in our stated strategy of standardizing best practices across our organization and creating operational synergies through the use of technology,” said Hesterberg.

About Group 1 Automotive, Inc.
Group 1 owns 94 automotive dealerships comprised of 142 franchises, 32 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.